UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

JULY 1, 2015
Date of Report (Date of earliest event Reported)

MESA LABORATORIES, INC.
(Exact name of registrant as specified in its charter)

Commission File Number: 0-11740

COLORADO (State or other Jurisdiction of Incorporation or Organization)	84-0872291 (I.R.S. Employer Identification No.)

12100 WEST SIXTH AVENUE, LAKEWOOD, COLORADO (Address of Principal Executive Offices)	80228 (Zip Code)

Issuer’s telephone number, including area code: (303) 987-8000

Not Applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_|	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_|	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_|	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_|	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On July 1, 2015, Mesa Laboratories, Inc. (the “Company”), further amended its Credit Facility with JPMorgan Chase Bank, N.A. (“Chase Bank”). The significant modifications in the amendment include the extension of the maturity date from June 30, 2017 to June 30, 2020, an increase in the revolving line of credit (“Line of Credit”) from $20.0 million to $50.0 million and the establishment of a $20.0 million term loan (the “Term Loan”). The majority of the proceeds from the Term Loan were used to pay down the Company’s existing $12.0 million term loan.

The Line of Credit bears interest at either: (1) LIBOR, as defined, plus an applicable margin ranging from 1.5% to 2.25%; or (2) the bank’s commercial bank floating rate (“CBFR”), which is the bank’s prime rate adjusted down by 0.50%. The Company elects the interest rate with each borrowing under the Line of Credit. In addition, there is an unused line fee of 0.25%.

The Term Loan bears interest at LIBOR plus an applicable margin ranging from 1.5% to 2.25% and requires 20 quarterly principal payments (the first due date being July 15, 2015) in the amount of $750,000 with the remaining balance of principal and accrued interest due on June 30, 2020.

The covenant requirements under the Credit Facility were modified as such that the ratio of funded debt to EBITDA, as defined is not to exceed 3.25 to 1.0 through March 31, 2016 and 3.0 to 1.0 thereafter, as compared to 2.5 to 1.0 in the previous amendment. All other covenant requirements remain the same.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03 of this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE: July 6, 2015	BY:	Mesa Laboratories, Inc. /s/ John J. Sullivan John J. Sullivan President and Chief Executive Officer